Exhibit 12.1

COLONIAL REALTY LIMITED PARTNERSHIP

Ratio of Earnings to Fixed Charges

(all amounts in thousands)
December 31, 2000

Description                               12/31/00                   12/31/99
--------------------------------------------------------------------------------
Fixed Charges:

Interest expense                          $ 71,855                    $ 57,211
Capitalized interest                         9,553                       8,664
Debt costs amortization                      1,224                       2,100
                                         ---------------------------------------
Total Fixed Charges                       $ 82,632                    $ 67,975

Earnings Plus Fixed Charges:

Income before property sales and
   extraordinary items               A    $ 61,825                    $ 69,195
Fixed Charges                               82,632                      67,975
                                        ----------------------------------------
Total                                    $ 144,457                   $ 137,170

Ratio of Earnings to Fixed Charges            1.75                        2.02
                                        ========================================


A Income before extraordinary items and minority interest less gain (plus loss) on sale of properties less capitalized interest.